EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Duff & Phelps Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-148144) on Form S-8 of Duff & Phelps Corporation of our reports dated February 25, 2009, with respect to the consolidated balance sheets of Duff & Phelps Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income/(loss), and cash flows for the year ended December 31, 2008 and the period from October 4, 2007 to December 31, 2007; and the consolidated statements of operations, unitholders’ equity and comprehensive income/(loss) and cash flows of Duff & Phelps Acquisitions, LLC and subsidiaries for the period from January 1, 2007 to October 3, 2007 and the year ended December 31, 2006, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Duff & Phelps Corporation.  Our report on the consolidated financial statements refers to the commencement of operations on October 4, 2007 of Duff & Phelps Corporation and the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of January 1, 2008.

/s/ KPMG LLP

New York, New York

February 25, 2009